Exhibit 10.4

Evidence of Award
Long-term Incentive Plan
Restricted Stock Units

Throughout this Evidence of Award, we sometimes refer to Sprint Corporation (the “Corporation”) and its subsidiaries as “we” or “us.”

1. Award of Restricted Stock Units
On <___________> (the “Date of Grant”), the Section 16 Sub-Committee of the Compensation Committee of the Board of Directors granted you an Award of <_________> Restricted Stock Units (the “RSUs”) under the terms of the Sprint Corporation 2015 Omnibus Incentive Plan (the “Plan”). Subject to the terms and conditions of the Plan and this Evidence of Award, an RSU represents the right for you to receive from us one share of Common Stock.

2. Restriction Period
Subject to the terms and conditions of this Award, your RSUs will vest on the earlier of (a) <______________> or and (b) the date vesting is accelerated as described in paragraph 3 below (the “Vested RSUs”), conditioned on you continuously serving as our employee to such date (the “Vesting Date”).

3. Acceleration of Vesting
Unvested RSUs may vest before the time at which they would normally become vested - that is, the vesting of RSUs may accelerate. Your RSUs will vest fully, except as noted below, on your Separation from Service under the following circumstances:

Event	Condition for Vesting Acceleration
Death	Your death.
Disability	You have a termination of employment that constitutes a Separation from Service under circumstances that make you eligible for benefits under the Sprint Long-Term Disability Plan.
Change in Control Involuntary Termination
You have a termination of employment that constitutes a Separation from Service during the CIC Severance Protection Period under circumstances that you receive severance benefits under the Sprint Separation Plan (or its successor), the CIC Severance Plan, or your employment agreement (if applicable).

Non-Change in Control Involuntary Termination*
You have a termination of employment that constitutes a Separation from Service other than during the CIC Severance Protection Period under circumstances that you receive severance benefits under the Sprint Separation Plan (or its successor), the CIC Severance Plan or your employment agreement (if applicable).*

Normal Retirement*	You have any other termination of employment without Cause that constitutes a Separation from Service on or after the later of your 65th birthday and the second anniversary of the Date of Grant.*

*The number of your RSUs that vest is your RSUs times the factor based on the period of your employment from Date of Grant, inclusive, through your Separation from Service in

LTIP T-RSU Evidence of Award

relation to the period of Date of Grant, inclusive, through <__________>, with the remainder of your RSUs forfeited as of your Separation from Service.

Separation from Service is defined in the Plan. Generally, it means the last day of your relationship with us as a common-law employee as reflected on our payroll records.

CIC Severance Plan means the Sprint Change in Control Severance Plan, as it may be amended from time to time, or any successor plan.

CIC Severance Protection Period is defined in the Plan. Generally, it means the time period commencing on the date of the first occurrence of a “Change in Control” and continuing until the earlier of (i) the 18-month anniversary of such date or (ii) the Participant’s death. For purposes of the RSUs under this Award, the CIC Severance Protection Period applies only with respect to a Change in Control occurring after the Date of Grant.

4. Forfeiture of RSUs
You will forfeit as of your Separation from Service RSUs that are not vested pursuant to the foregoing paragraphs. In addition, you will forfeit undelivered RSUs if (a) you breach a restrictive covenant in your employment agreement during the Restricted Period as defined in your employment agreement, or (b) if you do not have an employment agreement, you breach your obligation to refrain from Detrimental Activity as described in Exhibit A.

5. Dividends
If cash dividends are paid on the Common Stock underlying RSUs, which you hold on the dividend record date, you will receive a cash payment equal to the amount of the dividend that would be paid on such Common Stock, subject to the vesting provisions (including any applicable proration) with respect to, and delivery at the same time as the shares underlying, your RSUs.

If non-cash dividends are paid on the Common Stock underlying your RSUs, and you hold the RSUs on the dividend record date, the Board of Directors of the Corporation, or a sub-committee thereof, in its sole discretion, may (1) adjust your RSUs as described in paragraph 9 of this Evidence of Award, or (2) provide for distribution of the property distributed in the non-cash dividend. The additional RSUs or property distributed is subject to vesting provisions (including any applicable proration) with respect to, and delivery at the same time as the shares underlying, the original RSUs.

6. Delivery Date; Market Value Per Share
The Delivery Date (the date as of which we distribute to you the Common Stock underlying your Vested RSUs) is the Vesting Date, or the day after the Six-Month Payment Delay if that delay applies to your RSUs. We calculate your taxable income on the Delivery Date using the Market Value Per Share on the immediately preceding trading day, but we use the average of the high and low reported prices of our Common Stock instead of the closing price. We will distribute the Common Stock underlying your Vested RSUs as soon as practicable after the Delivery Date, but in no event later than 45 days after the Delivery Date. Six-Month Payment Delay is defined in the Plan to mean

LTIP T-RSU Evidence of Award

the required delay in payment to a Participant who is a “specified employee” of amounts subject to Section 409A of the Internal Revenue Code (the “Code”) that are paid upon Separation from Service.

7. Transfer of your RSUs and Designation of Beneficiaries
Your RSUs represent a contract between the Corporation and you, and your rights under the contract are not assignable to any other party during your lifetime nor do they give you a preferred claim to any particular assets or shares of the Corporation. Upon your death, shares of Common Stock underlying your RSUs will be delivered in accordance with the terms of the Award to any beneficiaries you name in a beneficiary designation or, if you make no designation, to your estate.

8. Plan Terms
All capitalized terms used in this Evidence of Award that are not defined in this Evidence of Award have the same meaning as those terms have in the Plan. The terms of the Plan are hereby incorporated by this reference. The Plan is available on Sprint’s intranet.

9. Adjustment
In the event of any change in the number or kind of outstanding shares of our Common Stock by reason of a recapitalization, merger, consolidation, spin-off, reorganization, separation, liquidation, stock split, stock dividend, combination of shares or any other change in our corporate structure or shares of our Common Stock, an appropriate adjustment will be made consistent with applicable provisions of the Code and applicable Treasury Department rulings and regulations in the number and kind of shares subject to outstanding Awards and any other adjustments as the Board deems appropriate.

10. Amendment; Discretionary Nature of Plan
This Evidence of Award is subject to the terms of the Plan, as may be amended from time to time, except that the Award which is the subject of this Evidence of Award may not be materially impaired by any amendment or termination of the Plan approved after the Date of Grant without your written consent. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by us, in our sole discretion, at any time. The grant of RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of RSUs, other types of grants under the Plan, or benefits in lieu of such grants in the future. Future grants, if any, will be at the sole discretion of the Corporation, including, but not limited to, the timing of any grant, the number of RSUs granted, the payment of dividend equivalents, and vesting provisions.

11. Data Privacy
By accepting this Award, you (i) authorize us, and any agent of ours administering the Plan or providing Plan recordkeeping services, to disclose to us such information and data as we request in order to facilitate the grant of the RSUs and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize us to store and transmit such information in electronic form.

LTIP T-RSU Evidence of Award

12. Governing Law and Exclusive Forum
This Evidence of Award will be governed by the laws of the State of Delaware and any dispute in connection therewith may only be brought in the state or federal courts in Delaware. No shares of Common Stock will be delivered to you upon the vesting of the RSUs unless our counsel is satisfied that such delivery will be in compliance with all applicable laws.

13. Severability
The various provisions of this Evidence of Award are severable, and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

14. Taxes
You are liable for any and all taxes, including withholding taxes, arising out of this grant or the issuance of the Common Stock on vesting of RSUs. We are authorized to deduct the amount of the tax withholding from the amount payable to you upon settlement of the RSUs. We will withhold from the total number of shares of Common Stock you are to receive a number of shares the value of which is sufficient to satisfy any such withholding obligation at the minimum applicable withholding rate. In addition, if you become subject to FICA or Medicare tax, but you are not yet entitled to delivery of the shares of Common Stock underlying the RSUs, you hereby authorize us to withhold the resulting FICA or Medicare tax from other income payable to you.
15. Clawback
We may recover any compensation related to this Long-Term Incentive Plan award to the extent the Board of Directors of the Corporation determines that the value of that compensation is based on financial results or operating objectives impacted by your knowing or intentional fraudulent or illegal conduct and that such forfeiture or recovery is appropriate, or as may be required under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

16. Entire Understanding
You hereby acknowledge that you have read the Sprint Corporation 2015 Omnibus Incentive Plan Information Statement dated <___________> (the “Information Statement”) available on Sprint’s intranet. To the extent not inconsistent with the provisions of this Evidence of Award, the terms of the Information Statement and the Plan are hereby incorporated by reference. This Evidence of Award, along with the Information Statement and the Plan, contain the entire understanding of the parties.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933

LTIP T-RSU Evidence of Award

Exhibit A - Obligation to Refrain from Detrimental Activities

If you have an employment agreement with us, the restrictive covenants in that agreement are incorporated by reference in this Evidence of Award, and your obligations to refrain from Detrimental Activities will be governed by your employment agreement rather than the obligations described in this Exhibit A.

If you do not have an employment agreement, in consideration of receiving the Award, you, the Participant, agree to the following obligations:
1. Noncompetition
(a) During the period of your employment with us, and for a period ending twelve (12) months following a termination of your employment with us for any reason, you shall not, without the prior written consent of the Senior Vice President, Human Resources of the Corporation (or his or her designee) directly or indirectly, engage in activities for or on behalf of a Competitor that are the same or similar in form or function to the services you provided in the last year of your employment to the Company or have an interest in any Competitor of the Company Group, whether as an owner, investor, executive, manager, employee, independent consultant, contractor, advisor, or otherwise. Your ownership of less than one percent (1%) of any class of stock in a publicly traded corporation shall not be a breach of this paragraph. “Company Group” means the Corporation, any of its subsidiaries or any affiliates of the Corporation or its subsidiaries.
This paragraph (a) shall not prohibit you from engaging in the practice of law as an in-house counsel, sole practitioner or as a partner in (or as an employee of or counsel to) a corporation or law firm in accordance with applicable legal and professional standards. However, this exception does not apply to you if you are providing services to any person, partnership, firm, corporation, institution or other entity that is a Competitor, if such engagement or services being provided are not primarily the practice of law.
(b) A “Competitor” is any entity doing business directly or indirectly (e.g., as an owner, investor, provider of capital or otherwise) in the United States including any territory of the United States (the “Territory”) that provides wireless products and/or services that are the same or similar to the wireless products and/or services that are currently being provided at the time of your termination or that were provided by the Company Group during the two-year period prior to your separation from service with the Company Group.
(c) You acknowledge and agree that due to the continually evolving nature of the Company Group’s industry, the scope of its business and/or the identities of Competitors may change over time. You further acknowledge and agree that the Company Group markets its products and services on a nationwide basis, encompassing the Territory and that the restrictions imposed by this covenant, including the geographic scope, are reasonably necessary to protect the Company Group’s legitimate interests.
(d) You covenant and agree that should a court at any time determine that any restriction or limitation in this Section 1 is unreasonable or unenforceable, it will be deemed

LTIP T-RSU Evidence of Award

amended so as to provide the maximum protection to the Company Group and be deemed reasonable and enforceable by the court.
2. Non-Solicitation
(a) During the period of your employment with us, and for a period ending twelve (12) months following a termination of your employment with us for any reason, you shall not, without the prior written consent of the Senior Vice President, Human Resources of the Corporation (or his or her designee) directly or indirectly, individually or on behalf of any other person or entity do or suffer any of the following:
(1) hire or employ or assist in hiring or employing any person who was at any time during the last 18 months of the Executive’s employment an employee, representative or agent of any member of the Company Group or solicit, aid, induce or attempt to solicit, aid, induce or persuade, directly or indirectly, any person who is an employee, representative, or agent of any member of the Company Group to leave his or her employment with any member of the Company Group to accept employment with any other person or entity;
(2) induce any person who is an employee, officer or agent of the Company Group, or any of its affiliated, related or subsidiary entities to terminate such relationship;
(3) solicit any customer of the Company Group, or any person or entity whose business the Company Group had solicited during the 180-day period prior to termination of the Executive’s employment for purposes of business which is competitive to the Company Group within the Territory; or
(4) solicit, aid, induce, persuade or attempt to solicit, aid, induce or persuade any person or entity to take any action that would result in a Change in Control of the Company or to seek to control the Board in a material manner.
(5) For purposes of this Section 12, the term “solicit or persuade” includes, but is not limited to, (i) initiating communications with an employee of the Company Group relating to possible employment, (ii) offering bonuses or additional compensation to encourage an employee of the Company Group to terminate his employment, (iii) referring employees of the Company Group to personnel or agents employed by competitors, suppliers or customers of the Company Group, and (iv) initiating communications with any person or entity relating to a possible Change in Control
3. Agreement to Refrain from Detrimental Activities.
You shall indicate your agreement to the noncompetition and non-solicitation obligations in this Exhibit A in accordance with the instructions provided in the on-line grant acceptance process on the UBS One Source website (https://onesource.ubs.com/CEFSWebApp/callpage.do?bookCode=S&page=login_header_new), and your acceptance of the Award shall include your acceptance of these

LTIP T-RSU Evidence of Award

obligations. You and the Corporation hereby expressly agree that the use of electronic media to indicate confirmation, consent, signature, acceptance, agreement and delivery shall be legally valid and have the same legal force and effect as if you and executed the agreement in paper form.